UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2011

Seattle Genetics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-32405	91-1874389
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

21823 30th Drive SE

Bothell, Washington 98021

(Address of principal executive offices, including zip code)

(425) 527-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 9, 2011, Seattle Genetics, Inc. (the “Company”) entered into a Lease, dated May 9, 2011, with WCM Highlands II, LLC, for approximately 81,000 square feet of office space in a building at 21717 30th Drive SE, Bothell, WA 98021 (the “21717 Lease”). The Company intends to use the additional space to expand its operations and business. The term of the 21717 Lease runs for 84 months, commencing on July 1, 2011 (the “Commencement Date”). The approximate aggregate base rent due over the initial term of the 21717 Lease is $7,684,875. Subject to certain conditions, the Company has two (2) options to extend the 21717 Lease for a period of five (5) years each.

Also on May 9, 2011, the Company entered into a Third Amendment to Lease with B&N 141-302, LLC with respect to the Company’s current office space at 21823 30th Drive SE, Bothell, WA (the “Amendment,” and as amended, the “21823 Lease”). The original 21823 Lease, dated as of December 1, 2000, was previously filed as an exhibit to the Company’s registration statement on Form S-1, filed on November 20, 2000. The Amendment removes certain of the Company’s rights to terminate the 21823 Lease earlier than the end of the current term.

The foregoing description of the 21717 Lease and the Amendment does not purport to be complete and is qualified in its entirety by the terms and conditions of the 21717 Lease and the Amendment, which will be filed as exhibits to the Company’s quarterly report on Form 10-Q for the period ending June 30, 2011.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above with respect to the 21717 Lease is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEATTLE GENETICS, INC.

Date: May 13, 2011	By:	/s/ Clay B. Siegall
Clay B. Siegall
President and Chief Executive Officer